Exhibit 10.3

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (this “Amendment”) is made effective as of July 28, 2005 (the “Effective Date”), by and between Newmont Global Employment Limited Partnership (the “Company”) and Pierre Lassonde (“Executive”).

Recitals

A. The Company and the Executive have entered into that certain Employment Agreement having an effective date of February 16, 2002 (the “Agreement”).

B. The Company and Executive desire to amend certain terms and conditions contained in the Agreement.

Agreement

In consideration of the mutual agreements contained herein, the Company and the Executive agree as follows:

1. Cause. Section 4(b) is deleted in its entirety and replaced with the following:

(b) Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean:

(1) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliated entities (other than any such failure resulting from incapacity due to physical or mental illness) or his failure to follow policies, directions or the Company’s code of conduct, after a written demand for substantial performance is delivered to the Executive by the Board or its delegate. Such written demand shall identify the manner in which the Board or its delegate believes that the Executive has not substantially performed the Executive’s duties. Notwithstanding the foregoing, written demand for substantial performance shall not be required if the Board or its delegate determines that immediate action, including termination of the Executive, is necessary to avoid potential injury or harm to the Company or any person; or

(2) the engaging by the Executive in illegal conduct or gross negligence or willful misconduct which is potentially injurious to the Company or any affiliated entity; provided that if the Executive acts in accordance with an authorized written opinion of the Company’s or an affiliated entity’s legal counsel, such action will not constitute “Cause” under this definition; or

(3) any dishonest or fraudulent activity by the Executive or the reasonable belief by the Company of the Executive’s breach of any contract, agreement or representation with the Company or an affiliated entity.

In the event “Cause” is determined to exist by the Company, and the Executive had received payments under this Agreement or otherwise been credited with amounts under this Agreement, the Company shall be entitled to recover such amounts from the Executive or offset such amounts from any other amounts owed by the Company to the Executive.

2. Applicable Severance Payment. Section 5(a)(iv) is deleted in its entirety and replaced with the following:

(iv) the Applicable Severance Payment, as defined below.

A new section 5g is added as follows:

g. Applicable Severance Payment: If the Executive’s employment is terminated by Executive or the Company for any reason other than Cause, the Executive shall be entitled to the amount of U.S. $750,000, or the benefits that the Executive would otherwise be eligible for under the Company’s severance plans, whichever is greater (the “Applicable Severance Payment”).

This Amendment is executed as the Effective Date.

NEWMONT GLOBAL EMPLOYMENT LIMITED PARTNERSHIP

By:	Newmont USA Limited, its general partner

By:	/s/ Sharon E. Thomas	/s/ Pierre Lassonde
Name:	Sharon E. Thomas	Pierre Lassonde
Title:	Vice President and Secretary

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